Exhibit 23.2

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF

TEDA TRAVEL GROUP, INC.

We consent to the incorporation by reference in the Registration Statement No, 333-114644 on Form S-8 of Teda Travel Group, Inc, relating to our audit of the consolidated financial statements of Teda Hotels Management Company Limited included in the Annual Report on Form 10-KSB of Teda Travel Group, Inc. for the year ended December 31, 2005.

/s/Jimmy C.H. Cheung & Co.

JIMMY C.H. CHEUNG & CO.

Certified Public Accountants

Hong Kong

Date: April 17, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com